Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2012

•	Service & Technology revenue up about 10% year-over-year; Adjusted EBITDA and Net Income exceed guidance

•	Continued momentum from operator deals leads to a 36% increase in MSO revenue over last quarter

•	Total subscriptions grew by 230,000 in the quarter, increasing total subscriptions 41% from last year

•	TRA acquisition creates a powerful combination of analytics and insights that TiVo expects will offer the TV advertising industry Internet-level measurement and accountability

•	Success continues with Virgin Media; reaches one million subscriptions in just over a year; ONO subscriptions double from last quarter

•	Com Hem selects TiVo as its preferred solution for video delivered through an IP network from the cloud to any device

•	GCI, Alaska's largest cable provider, chooses TiVo as its advanced television solution

•	Comcast offering showing positive early results in Boston and San Francisco; Sacramento, Portland, and Denver to roll out with additional markets to follow

ALVISO, Calif. - August 29, 2012 - TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the second quarter ended July 31, 2012.

Tom Rogers, President and CEO of TiVo, said, “This was another solid quarter for TiVo as we achieved our financial guidance, gained more subscriptions within our current distribution relationships, signed new distribution deals, deepened our capabilities in the audience research business, and showcased the benefits of our R&D investment through the delivery of the TiVo experience via virtually any kind of operator infrastructure and through tablets, smartphones, and computers. The number of TiVo subscriptions across the globe grew 41% year-over-year this quarter, highlighted by continued success at Virgin Media, which recently reached one million TiVo subscriptions. We believe the positive momentum this quarter, as well as the cost efficiencies we are targeting in the second half of the year, will significantly advance us towards our goal of approaching breakeven Adjusted EBITDA excluding litigation spend.”

For the second quarter, service and technology revenues were $54.1 million, an increase of about 10% year-over-year. This compared to our guidance of $53 million to $55 million and $49.6 million for the same quarter in Fiscal 2012. TiVo reported a net loss of ($27.7) million, compared to guidance of a net loss of ($28) million to ($30) million, and a net loss of ($19.6) million in the same quarter in Fiscal 2012. Adjusted EBITDA was a loss of ($15.8) million, compared to Adjusted EBITDA guidance of a loss of ($16) million to ($18) million, and to an Adjusted EBITDA loss of ($9.2) million in the same quarter last year.

Rogers continued, “The subscription increases we achieved this quarter are the result of operators utilizing our advanced television offering to become more competitive in their markets and to drive materially improved subscriber metrics.

“Our success in the U.K. with Virgin Media is a perfect example of how, through TiVo, an operator can clearly set itself apart from competitors and create stickier subscribers. Recently, Virgin Media reported it had reached one million TiVo subscriptions in just over a year, making it the most successful advanced television deployment to date. Virgin Media's television subscribers continue to grow despite the challenging macroeconomic environment in the U.K. In Spain, the economic climate is even more challenging, yet ONO reported that TiVo subscriptions doubled over last quarter and that ONO experienced lower churn levels and excellent customer satisfaction metrics.

“We expanded in Europe this quarter through our deal with Com Hem, the largest cable operator in Scandinavia, which is one of the world's leading broadband markets. Beyond being a new geographical footprint for TiVo, this deal signifies that not only does the leading cable operator in one of the world's leading broadband markets believe TiVo is the best advanced television option today, but that TiVo is the best option in the future when video will be delivered through an IP network from the cloud to any device. As a result of this deal, we are confident other operators will turn to TiVo to provide a solution that delivers their service to homes with or without a set-top box.

“We also experienced positive momentum in the U.S. this quarter. We recently announced that GCI, a top twenty cable operator, has chosen to work with TiVo to deploy an advanced television solution for their customers. Like most of the operators we work with or are in discussions with, GCI is not only focused on today but also on how they can provide their customers with the best television viewing experience in the future. Additionally, it was very important for GCI to choose a provider that could implement quickly and inexpensively, and they believe TiVo is the best option.

“Our Comcast offering, which is their only product that brings together traditional linear television, operator video on-demand and the most popular broadband video offerings all in one experience, has been well received by subscribers in Boston and the San Francisco Bay Area, the first markets to offer the service. Comcast will make the TiVo offering available in Sacramento, Portland, and Denver next, and we expect multiple more markets to launch this year.

“Additionally, momentum is picking up with Suddenlink as they recently had their strongest quarter to date, adding TiVo customers at a faster pace than in prior quarters. In terms of our relationship with Charter Communications, both TiVo and Charter continue to focus on driving TiVo software to future set-top box platforms and potentially to other platforms including those that go beyond the set-top box to any device via the cloud.

“Underpinning our distribution success is our best-in-class product and continued innovation. Additions to TiVo's ever-expanding suite of products include the upcoming launch of TiVo Stream, which seamlessly delivers the content available on a consumer's TiVo to alternative screens such as iPads and iPhones. Unlike similar offerings in the market, this is the first product to give cable subscribers the ability to simultaneously stream or download shows to multiple portable devices without interrupting what's playing on the television. These offerings, in addition to the recently announced TiVo Premiere 4 DVR, which is our reduced-cost four tuner DVR that can record up to four programs simultaneously, help to create a seamless television ecosystem that delivers the TiVo experience and any content consumers want, wherever they want.

“While TiVo is driving the best advanced television consumer experience, we are also dedicated to providing the best analytics and insights for the television advertising industry. This was a very significant quarter for TiVo in this regard as we announced the acquisition of TRA, Inc., now called TiVo Research and Analytics, Inc., a company which pioneered a platform that connects the exposure of ads to actual purchases in the same household. TRA has proven it can determine the effectiveness of television advertising, helping advertisers identify the right audience and get the most out of their advertising dollars. With this proposition, TRA has driven a substantial client list of advertisers, agencies and networks including 27 cable and broadcast networks and 45 different advertising brands. This acquisition is strategic for our data analytics business, establishes new revenue enhancing opportunities, and bolsters our ability to provide unique insights to an industry increasingly seeking alternative ways to measure audience behavior.

“As fast-forwarding through content only becomes more prevalent, finding new ways to market through the television screen becomes increasingly imperative for advertisers. TiVo has created solutions that not only allow advertisers to present their content less obtrusively, but also allow viewers to make purchases from the screen in a way that does not interfere with the viewing experience. In that regard, we are working with PayPal to give TiVo users the benefit of a TV wallet - the ability to immediately purchase products featured in interactive advertisements on the TiVo user interface through their secure PayPal accounts. Working with PayPal provides an easy way to go from ads and content directly to purchasing products on the TV, bringing the effectiveness of advertising to the next level.

“In terms of protecting our intellectual property, we are preparing for a trial this coming October in the Verizon case, and are moving forward on our other cases involving Motorola, Cisco, and Time Warner Cable. While our significant investment in these cases is impacting our expense base in the near-term, we believe it is vital to protect our innovation and we are confident that the return on investment will continue to be substantial over time.”

Rogers concluded, “We made substantial progress this quarter. Our current deals are bringing the TiVo experience to a greater number of new homes, providing increased customer satisfaction for operators and growing our MSO revenue. We continue to defend our intellectual property, we signed on new deals that will further increase distribution, and we established new growth opportunities, highlighted by our acquisition of TRA. In the meantime, with further expected revenue growth and our work to reduce costs in the back half of the year, we expect to significantly advance towards our aim of approaching Adjusted EBITDA profitability excluding litigation spend.”

Management Provides Financial Guidance

For the third quarter of fiscal 2013, TiVo anticipates service and technology revenues in the range of $57 million to $59 million. TiVo anticipates net loss to be in the range of ($27) million to ($29) million and an Adjusted EBITDA loss to be in the range of ($14) million to ($16) million. Litigation costs due to the upcoming Verizon trial scheduled for October 2012 are expected to remain high and to significantly impact net loss and Adjusted EBITDA loss in the third quarter of Fiscal Year 2013.
Further, TiVo continues to expect to significantly advance towards its aim of approaching breakeven Adjusted EBITDA excluding litigation spend. As such, TiVo anticipates increases in MSO revenue, a reduction in research & development spend, and increases in litigation spend during the back half of the year. Finally, TRA is expected to be accretive to Adjusted EBITDA in the next fiscal year once planned synergies are realized but is expected to have a modest Adjusted EBITDA impact of up to $2 million in the second half of this year.
This financial guidance is based on information available to management as of August 29, 2012. TiVo expressly disclaims any duty to update this guidance.
Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).
Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, August 29, 2012. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 21104676). The Webcast will be archived and available through September 5, 2012 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 21104676.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2012 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future subscription growth with TiVo's MSO customers and subscription growth in TiVo's retail business, future repurchases of TiVo stock by TiVo, the timing of future TiVo product roll-outs in retail and availability of particular products in the future with customers such as DIRECTV, Com Hem, GCI, ONO, Charter, RCN, Suddenlink, and Grande Communications among others, future expected benefits of TiVo's acquisition of TRA including whether the acquisition is accretive to TiVo next fiscal year and future revenue opportunities from TRA, estimated future impact to Adjusted EBITDA from TiVo's acquisition of TRA in this fiscal year, future development and integration of a TV wallet feature between TiVo and Pay Pal, future increases in MSO revenues, decreases in TiVo R&D spending in the second half of this fiscal year, increases in litigation spend in connection with the Verizon trial in October

2012, TiVo's ability to leverage its research and development in the future between customers and MSO and retail markets and the future strength and value of TiVo's intellectual property portfolio. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2012, our Quarterly Reports on Form 10-Q for the period ended April 30, 2012 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2012	2011	2012	2011
Revenues
Service revenues	$32,302	$34,016	$62,923	$67,350
Technology revenues	21,825	15,586	45,712	21,089
Hardware revenues	11,129	11,580	24,390	18,495
Net revenues	65,256	61,182	133,025	106,934
Cost of revenues
Cost of service revenues	8,871	9,089	17,250	17,889
Cost of technology revenues	3,792	3,813	10,078	10,833
Cost of hardware revenues	14,431	13,401	32,902	22,254
Total cost of revenues	27,094	26,303	60,230	50,976
Gross margin	38,162	34,879	72,795	55,958
Research and development	29,652	26,042	60,212	53,270
Sales and marketing	7,243	6,905	13,467	13,242
Sales and marketing, subscription acquisition costs	2,372	2,441	3,629	3,674
General and administrative	25,429	17,826	41,595	40,278
Litigation proceeds	—	—	—	(175,716)
Total operating expenses	64,696	53,214	118,903	(65,252)
Income (loss) from operations	(26,534)	(18,335)	(46,108)	121,210
Interest income	852	678	1,760	3,841
Interest expense and other income (expense)	(1,966)	(1,965)	(3,948)	(4,589)
Income (loss) before income taxes	(27,648)	(19,622)	(48,296)	120,462
Benefit from (provision for) income taxes	(93)	71	(219)	(988)
Net income (loss)	$(27,741)	$(19,551)	$(48,515)	$119,474

Net income (loss) per common share
Basic	$(0.23)	$(0.17)	$(0.41)	$1.03
Diluted	$(0.23)	$(0.17)	$(0.41)	$0.91

Income (loss) for purposes of computing net income (loss) per share:
Basic	(27,741)	(19,551)	(48,515)	119,474
Diluted	(27,741)	(19,551)	(48,515)	122,472

Weighted average common and common equivalent shares:
Basic	119,137,118	116,146,567	119,041,708	115,695,989
Diluted	119,137,118	116,146,567	119,041,708	135,161,128

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	July 31, 2012	January 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$122,514	$169,555
Short-term investments	420,268	449,244
Accounts receivable, net of allowance for doubtful accounts of $334 and $370, respectively	26,117	24,665
Inventories	26,583	18,925
Deferred cost of technology revenues, current	4,835	4,400
Prepaid expenses and other, current	12,020	12,106
Total current assets	612,337	678,895
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $48,114 and $47,170, respectively	9,924	9,191
Intangible assets and capitalized software, net of accumulated amortization of $19,047 and $17,797, respectively	13,507	4,677
Deferred cost of technology revenues, long-term	24,755	23,546
Goodwill	10,139	—
Prepaid expenses and other, long-term	3,425	3,501
Total long-term assets	61,750	40,915
Total assets	$674,087	$719,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$21,519	$32,102
Accrued liabilities	37,568	45,341
Deferred revenue, current	76,633	74,986
Total current liabilities	135,720	152,429
LONG-TERM LIABILITIES
Deferred revenue, long-term	92,325	81,336
Convertible senior notes	172,500	172,500
Deferred rent and other long-term liabilities	598	518
Total long-term liabilities	265,423	254,354
Total liabilities	401,143	406,783
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 127,290,963 and 123,073,486, respectively, and outstanding shares are 124,242,699 and 121,616,908, respectively	127	123
Treasury stock, at cost: 3,048,264 shares and 1,456,578 shares, respectively	(29,034)	(13,788)
Additional paid-in capital	1,027,235	1,003,696
Accumulated deficit	(725,578)	(677,064)
Accumulated other comprehensive income	194	60
Total stockholders’ equity	272,944	313,027
Total liabilities and stockholders’ equity	$674,087	$719,810

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended July 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(48,515)	$119,474
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	4,158	4,493
Stock-based compensation expense	16,145	14,559
Amortization of discounts and premiums on investments	3,053	1,010
Non-cash loss on over allotment option and non-cash interest expense	481	1,952
Utilization and write-down of trade credits	—	619
Allowance for doubtful accounts	77	267
Changes in assets and liabilities, net of the effects of the acquisition:
Accounts receivable	(734)	4,498
Inventories	(7,658)	(360)
Deferred cost of technology revenues	(1,354)	(9,178)
Prepaid expenses and other	651	(2,155)
Accounts payable	(13,191)	985
Accrued liabilities	(8,643)	3,887
Deferred revenue	11,555	106,998
Deferred rent and other long-term liabilities	80	314
Net cash provided by (used in) operating activities	$(43,895)	$247,363
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(229,764)	(567,013)
Sales or maturities of long-term and short-term investments	255,573	174,222
Acquisition of business, net of cash and cash equivalents acquired	(17,579)	—
Acquisition of property and equipment	(3,239)	(3,148)
Acquisition of capitalized software and intangibles	—	(281)
Net cash provided by (used in) investing activities	$4,991	$(396,220)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes, net of issuance costs of $6,391	—	166,109
Proceeds from issuance of common stock related to exercise of common stock options	3,368	7,479
Proceeds from issuance of common stock related to employee stock purchase plan	3,741	3,284
Treasury stock - repurchase of stock	(15,246)	(3,209)
Net cash provided by (used in) financing activities	$(8,137)	$173,663
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(47,041)	$24,806
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	169,555	71,221
Balance at end of period	$122,514	$96,027

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	July 31,		Three Months Ending
	2012	2011	October 31, 2012
	(In thousands)		(In millions)
Net loss	$(27,741)	$(19,551)	$(29) - $(27)
Add back:
Depreciation & amortization	2,070	2,259	$3 - $2
Interest income & expense	1,115	1,288	$1
Provision for income tax	93	(71)	$0
EBITDA	(24,463)	(16,075)	$(25) - $(23)
Stock-based compensation	8,696	6,902	$9
Adjusted EBITDA	$(15,767)	$(9,173)	$(16) - $(14)

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended July 31,
(Subscriptions in thousands)	2012	2011
TiVo-Owned Subscription Gross Additions:	28	25
Subscription Net Additions/(Losses):
TiVo-Owned	(23)	(43)
MSOs	253	10
Total Subscription Net Additions/(Losses)	230	(33)
Cumulative Subscriptions:
TiVo-Owned	1,057	1,165
MSOs	1,658	763
Total Cumulative Subscriptions	2,715	1,928
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	54%	57%

Included in the 1,057,000 TiVo-Owned subscriptions are approximately 221,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.
Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs lines refer to subscriptions sold to consumers by multiple system operators and broadcasters such as DIRECTV, Virgin Media (United Kingdom), ONO, RCN, Grande, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Prior to November 1, 2011 we amortized all product lifetime subscriptions over a 60 month period. Effective November 1, 2011, we have extended the period we use to recognize product lifetime subscription revenues from 60 months to 66 months for product lifetime subscriptions where we have not recognized all of the related deferred revenue as of the reassessment date. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSOs subscription data is based in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended July 31,
TiVo-Owned Churn Rate	2012	2011
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,068	1,188
TiVo-Owned subscription cancellations	(51)	(68)
TiVo-Owned Churn Rate per month	(1.6)%	(1.9)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video-on-Demand services, as well as, increased price sensitivity and installation and CableCARDTM technology limitations may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2012	2011	2012	2011
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$2,372	$2,441	$7,347	$7,286
Hardware revenues	(11,129)	(11,580)	(53,788)	(42,463)
Less: MSOs'-related hardware revenues	6,696	8,079	36,603	18,691
Cost of hardware revenues	14,431	13,401	70,087	60,522
Less: MSOs'-related cost of hardware revenues	(5,399)	(6,019)	(31,321)	(13,730)
Total Acquisition Costs	6,971	6,322	28,928	30,306
TiVo-Owned Subscription Gross Additions	28	25	114	147
Subscription Acquisition Costs (SAC)	$249	$253	$254	$206

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties’ subscription gross additions, such as MSOs’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,
TiVo-Owned Average Revenue per Subscription	2012	2011
	(In thousands, except ARPU)
Total Service revenues	$32,302	$34,016
Less: MSOs'-related service revenues	(5,326)	(4,371)
TiVo-Owned-related service revenues	26,976	29,645
Average TiVo-Owned revenues per month	8,992	9,882
Average TiVo-Owned subscriptions per month	1,068	1,188
TiVo-Owned ARPU per month	$8.42	$8.31

	Three Months Ended July 31,
MSOs' Average Revenue per Subscription	2012	2011
	(In thousands, except ARPU)
Total Service revenues	$32,302	$34,016
Less: TiVo-Owned-related service revenues	(26,976)	(29,645)
MSOs'-related service revenues	5,326	4,371
Average MSOs' revenues per month	1,775	1,457
Average MSOs' subscriptions per month	1,539	753
MSOs' ARPU per month	$1.15	$1.94

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs ARPU if such fixed minimum fee is spread over a small number of subscriptions.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs' subscription service revenues and MSOs’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for MSOs’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs’-related service revenues by the average MSOs’ subscriptions for the period. The above table shows this calculation.